UNANIMOUS WRITTEN CONSENT
                                     of the
                               BOARD OF DIRECTORS
                                       of
                    COMPREHENSIVE ENVIRONMENTAL SYSTEMS, INC.
                            (a Delaware corporation)

     The undersigned, constituting the entire Board of Directors of Comprehensive Environmental Systems, Inc., a Delaware corporation (the "Company"), hereby consent in writing as of the date hereof to the adoption of the following resolutions pursuant to Section 141(f) of the Delaware General Corporation Law and order that this written consent be filed with the minutes of the proceedings of the Board of Directors:

     WHEREAS, it is in the best interest of the Company to adopt an employee benefit plan, as such term is defined in the Regulations promulgated under the Securities Act of 1933 (the "Act"), under which shares of the Company's common stock, $.0001 par value ("Common Stock"), may be issued as stock grants to employees, officers, directors, consultants or advisors of the Company or under which non-qualified stock options to purchase shares of Common Stock may be issued to such individuals; now, therefore, it is hereby

     RESOLVED, that, for the purpose of providing compensation or performance incentives to Company directors, officers or employees or compensating consultants or advisors of the Company for bona fide services rendered other than in connection with capital-raising transactions, an Employee Benefit Plan is hereby adopted and approved by this Board under which up to a total of 500,000 shares of Common Stock may be issued either as stock grants ("Stock Grants") to employees, officers, directors, consultants or advisors of the Company or upon exercise of non-qualified stock options ("Stock Options") granted to such individuals, and 500,000 shares of Common Stock are hereby reserved for such purposes; and be it further

     RESOLVED, that all Stock Grants or Stock Options shall be made or granted and evidenced by written agreement executed and delivered by the Company's Chief Executive Officer, as the Plan's administrator (the "Administrator"), with the sole discretion to determine the terms of Stock Grants and Stock Options; and be it further

     RESOLVED, that the Company is authorized and directed to register under the Act on Form S-8 the 500,000 shares of Common Stock that may be issued pursuant to the Employee Benefit Plan adopted hereby; and be it further

     RESOLVED, that each of the officers of the Company is hereby authorized and directed, in the name and on behalf of the Company, to do all acts and things, to sign, seal, execute and acknowledge all papers, instruments, documents and certificates, from time to time necessary, desirable or appropriate to be done or performed in order to carry out the purpose and intent of the foregoing resolutions; and be it further

     RESOLVED, that all acts and deeds heretofore done by officers of the Company to effect the actions contemplated by the foregoing resolutions, including the preparation, execution, acknowledgement or delivery of any documents, be and hereby are, ratified, confirmed and approved in all respects.


     IN WITNESS WHEREOF, the undersigned have executed this consent, which may be executed in counterparts, as of the _________ day of January, 1997.



-------------------                               -------------------
Michael O'Reilly                                  Anthony Towell


-------------------                               -------------------
Samuel Sadove                                     JoAnn O'Reilly

                                                                  DRAFT: 2/21/97


                           CERTIFICATE OF DESIGNATIONS

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK
                   (Pursuant to Section 151(g) of the General
                    Corporation Law of the State of Delaware)



     COMPREHENSIVE ENVIRONMENTAL SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that:

          FIRST: The Corporation was incorporated in the State of Delaware on March 21, 1986.

          SECOND: Pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and Section 151(g) of the General Corporation Law of the State of Delaware, the Board has duly adopted the following resolutions, which are still in full force and effect and are not in conflict with any provisions of the Certificate of Incorporation or the Corporation's By-Laws.

     RESOLVED, that the Board hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges, and restrictions relating to, a series of Preferred Stock, as follows:

     1. Designation; Amount; Stated Value.

     From the Corporation's Ten Million (10,000,000) authorized shares of Preferred Stock, par value $.01 per share, One Million Three Hundred Thousand (1,300,000) shares are hereby designated Series A Convertible Preferred Stock ("Series A Preferred") with the rights, preferences, privileges and restrictions specified herein. Each share of Series A Preferred shall have a stated value of One Dollar ($1.00) (the "Stated Value").

     2. Dividends.

          (a) The holders of record of the Series A Preferred, as of a date fixed by the Board, shall be entitled to receive quarterly dividends, out of funds legally available therefor, at a rate per annum, equal to the higher of (i) six percent (6%) of the Stated Value and (ii) a percentage of the Stated Value equal to the "Inflation Rate" (defined below) plus two and one-half percent (2 1/2%). Dividends shall be payable in arrears on the 15th day of March, June, September and December of each year (each, a "Dividend Payment Date") commencing June 15, 1997. If a dividend payment date is not a business day, then the dividend shall be payable on the next succeeding business day. Dividends shall accrue from the initial date of issuance of the Series A Preferred (the "Original Issue Date,"), shall be cumulative and, if not paid when due, shall bear simple interest on the unpaid amount of the past due dividend at the prime rate of Citibank, N.A., that is published in The Wall Street Journal on the date the dividend was payable, plus three percent (3%).

          As used herein, "Inflation Rate" means an amount equal to the percentage by which Consumer Price Index (defined below) shall have increased over the twelve month period ending on the last day of the month immediately preceding the date the applicable quarterly dividend began to accrue. "Consumer Price Index" means the Consumer Price Index for all Urban Consumers (CPI-U) (1982-84 = 100) for all Items, Northeast Region, issued by the Bureau of Labor Statistics for the United States Department of Labor, or the successor to such index.

          (b) Shares of Series A Preferred that are converted into the Corporation's Common Stock, par value $0.0001 per share ("Common Stock"), as provided herein shall not accrue dividends following the date the conversion is deemed effected and all accrued and unpaid dividends, and any accrued and unpaid interest thereon, as of such date shall, at the time of conversion, be paid in cash. No dividends or other distributions, other than dividends payable solely in shares of Common Stock of the Corporation shall be paid or set apart for payment on any shares of Common Stock unless and until all accrued and unpaid dividends on the Series A Preferred shall have been paid or set apart for payment.

          (c) No dividends or other distributions shall be paid or set apart for payment on any shares of Common Stock of the Corporation or other capital stock of the Corporation ranking junior as to dividends or rights upon dissolution or liquidation to the Series A Preferred unless and until all accrued and unpaid dividends on the Series A Preferred shall have been paid or set apart for payment.

     3. Liquidation Preference. In the event of a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of record of the Series A Preferred shall be entitled to receive ratably in full, out of lawfully available assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount in cash per outstanding share of Series A Preferred equal to the sum of the Stated Value and all dividends (whether or not declared) accrued and unpaid thereon, and any accrued and unpaid interest thereon, as of the date of final distribution to such holders, before any payment shall be made or any assets distributed to the holders of Common Stock; provided, however, that, such rights shall accrue to the holders of the Series A Preferred only in the event the Corporation's payments with respect to the liquidation preferences of any holders of capital stock of the Corporation ranking senior as to liquidation rights to the Series A Preferred are fully met. If, upon any liquidation, dissolution and winding up, the amount available for such payment to the holders of Series A Preferred shall not be sufficient to pay in full the amounts payable on the Series A Preferred, the holders of the Series A Preferred and any other class or series of the Corporation's capital stock which may hereafter be created having parity as to liquidation rights with the Series A Preferred shall share in the distribution of the amount available in proportion to the respective preferential amounts to which each is entitled. None of a consolidation or merger of the Corporation with another corporation, a sale or transfer of all or part of the Corporation's assets for cash, securities or other property, or a reorganization of the Corporation shall be considered a liquidation, dissolution or winding-up of the Corporation.

     4. Voting Rights.

          (a) Commencing the earlier of March 31, 1998 or the date of the Corporation's annual meeting of stockholders held in 1998 and for so long as [ percent] ([ %]) of the Series A Preferred issued on the Original Issue Date shall remain outstanding, the holders of the Series A Preferred shall be entitled to vote separately as a class to elect Kevin J. Phillips as a member of the Board or, if he is unable to serve in such capacity, another person, subject to the veto of the other members of the Board (which veto shall not be unreasonably exercised). In such election, each share of Series A Preferred shall be entitled to one vote and such director shall be elected by a majority of votes cast.

          (b) The holders of record of the Series A Preferred shall be entitled to notice of, and to vote or consent to, all actions on which holders of Common Stock are required or permitted to act upon, including, without limitation, the election of directors. For such purpose, shares of Series A Preferred shall have one (1) vote for every ten (10) shares of Common Stock into which the Series A Preferred is then convertible until the second anniversary of the Original Issue Date and, thereafter, shares of Series A Preferred shall have one (1) vote for every share of Common Stock into which the Series A Preferred is then convertible. All shares of Series A Preferred shall vote together with the shares of Common Stock as a single class, except as otherwise provided in Sections 4(a) and 4(c), in the Certificate of Incorporation or By-laws of the Corporation or by law.

          (c) So long as shares of Series A Preferred are outstanding, without the approval (by vote or written consent, as provided by law) of the holders of record of at leasta majority of the then outstanding shares of Series A Preferred, voting separately as a class, the

     Corporation shall not (i) alter or change the rights, preferences privileges or restrictions of shares of Series A Preferred so as to affect them adversely (whether by merger or otherwise), (ii) increase the authorized number of shares of Series A Preferred or increase or decrease the par value of the Series A Preferred, (iii) issue any shares of capital stock ranking senior as to dividends or rights upon liquidation or dissolution to the Series A Preferred or (iv) issue any shares of Common Stock at a price below the Conversion Price (as defined below) to any officer, director or 10% shareholder of the Corporation or to any corporation controlled by or under common control with the Corporation.

          (d) In addition to the rights contained in subsection (a) above, in the event the Corporation has failed to make any four consecutive quarterly dividend payments on the Series A Preferred, the majority in interest of the holders of record of the Series A Preferred shall have the right to elect a second director to the Board, to serve as director until such accrued and unpaid dividends shall have been paid in full.

     5. Conversion Rights.

          (a) From and after the second anniversary of the Original Issue Date, (or such earlier date when sales may be made pursuant to Rule 144 under the Securities Act of 1933, as amended) shares of Series A Preferred shall be convertible, at the option of the holder of record thereof, into fully paid and nonassessable shares of the Common Stock at the rate of one share of Common Stock for each share of Series A Preferred duly surrendered for conversion, subject to adjustment as provided in Section 6 (the "Conversion Price").

          (b) In order to exercise the conversion rights set forth herein, a holder of record of Series A Preferred shall surrender the certificate(s) representing such shares, duly endorsed to the Corporation or in blank, at the principal office of the Corporation or the Corporation's transfer agent for its Common Stock, or at such other office as the Corporation may designate, and shall give written notice to the Corporation, in form reasonably satisfactory to the Corporation, that states such holder elects to convert the Series A Preferred or a specified portion thereof, and sets forth the name or names in which the certificate or certificates for shares of Common Stock are to be issued (the "Conversion Notice"); provided, however, that nothing in this Certificate of Designations shall be deemed to permit any holder of Series A Preferred to designate another person to be the holder of Common Stock issuable upon conversion of the Series A Preferred if the issuance to such other person would violate Federal or state securities laws or any agreement a holder of Series A Preferred has with the Corporation regarding restrictions on transferability of any securities of the Corporation held by such holder. Within seven (7) business days after receipt of the Conversion Notice, surrender of the certificate or certificates representing the Series A Preferred and payment by the holder of any applicable transfer or similar taxes, the Corporation shall issue and deliver (i) a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, in the name or names and to the address or addresses specified in the Conversion Notice, subject to any such restrictions on transferability, and (ii) a check in payment for any fractional shares pursuant to Section 10. The Corporation shall cancel the certificate(s) for Series A Preferred upon the surrender thereof and shall execute and deliver a new certificate for Series A Preferred representing the balance, if any, of the number of shares evidenced by such certificate(s) not so converted. Each Conversion Notice shall constitute a contract between the holder of shares of Series A Preferred and the Corporation whereby the holder of such shares shall be deemed to subscribe for the amount of Common Stock which such holder shall be entitled to receive upon such conversion and whereby the Corporation shall be deemed to agree that the surrender of the certificate(s) therefor shall constitute full payment of such subscription for Common Stock to be issued upon such conversion.

          (c) A conversion of the Series A Preferred shall be deemed to have been effected at the close of business on the date on which the Conversion Notice shall have been received by the Corporation and the certificate or certificates for Series A Preferred shall have been surrendered. Upon such surrender, the holder thereof shall cease to be a stockholder with respect thereto and all rights whatsoever with respect to such shares shall terminate (except the rights of the holder to receive shares of Common Stock and cash in respect of fractional shares and to receive accrued and unpaid dividends under Section 2(b)), and the person or persons in whose name any certificate(s) for Common Stock are issuable upon such conversion shall be deemed to have become the holder of record of the shares represented thereby.


     6. Adjustment of Conversion Price.

          (a) In the event the  Corporation  (i)  declares  any  dividend on the
     Common Stock in shares of its capital stock, (ii) subdivides the outstanding shares of the Common Stock into a larger number of shares,
     (iii) combines the outstanding shares of the Common Stock into a smaller number of shares, or (iv) issues by reclassification of the Common Stock any shares of its capital stock (including any reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then the Conversion Price in effect on the record date for such dividend or on the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the record holder of any shares of Series A Preferred converted after such date shall be entitled to receive the kind and amount of shares which such holder would have owned or have been entitled to receive had such shares of Series A Preferred been converted immediately prior to such date. Such adjustment shall be made successively whenever any event listed above shall occur. If, as a result of an adjustment made hereunder, the holder of any shares of Series A Preferred shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Corporation, the Board shall determine the allocation of the adjusted Conversion Price between shares of such classes of capital stock or shares of Common Stock and other capital stock.

          (b) After each  adjustment of the  Conversion  Price  pursuant to this
     Section 6, the Corporation will promptly prepare a certificate signed by the President, and by the Secretary or an Assistant Secretary of the Corporation setting forth the Conversion Price as so adjusted, and a brief statement of the facts accounting for such adjustment. The Company will promptly cause a brief summary thereof to be sent by ordinary first class mail to each record holder of Series A Preferred at such holder's last address as it shall appear on the registry books of the Corporation or its transfer agent. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity thereof except as to the holder to whom the Corporation failed to mail such notice, or except as to the holder whose notice was defective. The affidavit of the Secretary or an Assistant Secretary of the Corporation that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

          (c) As used in this Section 6, the term "Common Stock" shall mean and include the Corporation's Common Stock authorized on the Original Issue Date and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary liquidation, dissolution or winding up of the Corporation; provided, however, that the shares issuable upon conversion of the Series A Preferred shall include only shares of such class designated in the Corporation's Certificate of Incorporation as Common Stock on the Original Issue Date or (A) in the case of any reclassification, change, consolidation, merger, sale or conveyance of the character referred to in
     Section 6(a) hereof, the stock, securities or property provided for in such section, or (B) in the case of any reclassification or change in the outstanding shares of Common Stock issuable upon the conversion of the Series A Preferred as a result of a subdivision or combination or consisting of a change in par value, or from par value to no par value, or from no par value to par value, such shares of Common Stock as so reclassified or changed.

          (d) Any determination as to whether an adjustment in the Conversion Price in effect is required pursuant to this Section 6, or as to the amount of any such adjustment, if required, shall be binding upon the holders of the Series A Preferred and the Corporation if made in good faith by the Board.

     7. Reservation of Shares; Payment of Taxes.

          (a) The Corporation covenants that it will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon conversion of the Series A Preferred, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Series A Preferred. The Corporation covenants that all shares of Common Stock which shall be issuable upon conversion of the Series A Preferred shall, at the time of delivery, be duly and validly issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof (other than those which the Corporation shall promptly pay or discharge, subject to Section 7(b)).

          (b) The Corporation shall pay all documentary, stamp or similar taxes and other governmental charges that may be imposed with respect to the issuance of the Series A Preferred, or the issuance or delivery of any shares of Common Stock upon conversion of the Series A Preferred; provided, however, that, if the shares of Common Stock are to be delivered in a name other than the name of the holder of record of the certificate representing any Series A Preferred being converted, then no such delivery shall be made unless the person requesting the same has paid to the Corporation the amount of transfer taxes or charges incident thereto, if any.

     8. Redemption.

          (a) The Series A Preferred shall be subject to redemption, in whole or in part, on any date specified by the Company (the "Redemption Date") after the fifth (5th) anniversary of the Original Issue Date at a price per share (the "Redemption Price") equal to the higher of (i) One Dollar ($1.00) plus accrued but unpaid dividends and (ii) the "Per Share Market Value" (defined below) on the business day immediately preceding the "Redemption Notice" (defined below). Any partial redemption shall be made pro rata based on the number of shares of Series A Preferred owned of record by each holder.

          (b) Notice of redemption (the "Redemption Notice") shall be given by the Corporation to the holders of record of the shares to be redeemed, at their respective addresses on the books of the Corporation, not less than ten (10) or more than sixty (60) days prior to the Redemption Date. If the Redemption Notice shall have been duly mailed and if, on or before the Redemption Date, all funds necessary for such redemption shall have been set aside by the Corporation in trust for the account of the holders of the Series A Preferred to be redeemed, so as to be available therefor, then, from and after the giving of the Redemption Notice, notwithstanding that any certificate for shares of Series A Preferred so called for redemption shall not have been surrendered for cancellation, all rights in or with respect to such shares shall terminate except the right of the holder to
     (i) receive the Redemption Price, without interest, upon compliance with the procedures specified in the Redemption Notice, or (ii) convert such shares of Series A Preferred into Common Stock pursuant to Section 6 by not later than the second (2nd) business day immediately preceding the Redemption Date.

          (c) "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on The Nasdaq National Market or Nasdaq Small Cap Market or other stock exchange on which the Common Stock has been listed or if there is no such price on such date, then the closing bid price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on The Nasdaq National Market or Nasdaq SmallCap Market or any stock exchange, the closing bid price for a share of Common Stock on the electronic bulletin board as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), or
     (c) if the Common Stock is not reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes, as determined in good faith by the Corporation, or (d) if the Common Stock is not publicly traded the fair market value of a share of Common Stock as determined in good faith by the Board.

          (d) Shares of Series A Preferred shall be subject to redemption at the Redemption Price, in whole or in part, at the option of the record holder thereof upon six (6) months' prior notice given to the Corporation, as specified below, at any time following the tenth (10th) anniversary of the Original Issue Date.

     In order to exercise such redemption right, a holder of record of shares of Series A Preferred shall surrender the certificate(s) representing the shares to be redeemed, duly endorsed to the Corporation or in blank, at the principal office of the Corporation or at such other office as the Corporation may designate, accompanied by written notice to the Corporation, that states such holder elects to have the Corporation redeem such holder's shares of Series A Preferred or a specified portion thereof. On the date six (6) months following receipt by the Corporation of such notice and surrender of the certificate(s) representing the Series A Preferred, the Corporation shall deliver a check in the amount of the aggregate Redemption Price. The Corporation shall cancel the certificate(s) for Series A Preferred upon the surrender thereof and shall execute and deliver with its payment of the Redemption Price a new certificate for Series A Preferred, representing the balance, if any, of the number of shares evidenced by such certificate(s) not so redeemed.

     9. Status of Reacquired Shares. The shares of Series A Preferred which have been issued and reacquired in any manner by the Corporation shall have the status of authorized and unissued shares of Preferred Stock and may be reclassified and reissued as a part of a new series of Preferred Stock to be created by resolution or resolutions of the Board.

     10. No Fractional Shares. The Corporation shall not be required to issue fractional shares of Common Stock upon any conversion of Series A Preferred but shall pay in lieu thereof an amount in cash equal to the same fraction of the Per Share Market Value (as defined in Section 8(c)) parenthesis, on the date of the applicable conversion.

     11. Determination of the Board. Whenever this Certificate of Designations requires determination to be made by the Board, such determination shall be conclusive and shall be set forth in Board resolution.

     12. Notices. Any notice required by these provisions to be given to the holders of Series A Preferred shall be deemed given on the third business day after mailing, first class mail, postage prepaid, or on the day of delivery if sent by overnight courier, in each instance in an envelope address to each holder of record of Series A Preferred at such holder's address appearing on the books of the Corporation.

     RESOLVED, FURTHER, that the President and the Secretary of the Corporation be, and they hereby are, authorized and directed to prepare and file a Certificate of Designations in accordance with this resolution and as required by law.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations on behalf of Comprehensive Environmental Systems, Inc. and does affirm the foregoing as true under the penalties of perjury this day of February, 1997.


                                   COMPREHENSIVE ENVIRONMENTAL SYSTEMS, INC.



                                   By:_________________________________________
                                        Michael O'Reilly
                                        President and Chief Executive Officer


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